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Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
DPAC Technologies Corp.

Introduction

        This Code of Business Conduct and Ethics provides an outline of a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles that apply to DPAC's chief executive officer, chief financial officer, controller, directors and all employees of DPAC. The Company has adopted other policies covering the subjects discussed in this policy statement. The specific terms of the detailed policy statements must be followed. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

        If a law conflicts with a policy in this Code, you must comply with the law. However, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

        Those who violate the standards in this Code will be subject to disciplinary action up to and including termination. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 12 of this Code.

1.     Compliance with Laws, Rules and Regulations

        Obeying the law, both in letter and in spirit, is the foundation upon which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. The Company and its employees are subject to all applicable governmental laws, rules and regulations, including those of the U.S. Securities and Exchange Commission. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. The Company requires officers and, as determined by the Board of Directors, employees and others to certify to their commitment to ethics policies. Such a certificate represents a further commitment to understanding and following the Company's ethics standards and policies. The Company also holds mandatory information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.     Honest and Ethical Conduct

        The Company requires honest and ethical conduct, including in the ethical handling of actual or apparent conflicts and potential conflicts of interest and issues arising in personal or professional relationships. A "conflict of interests" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflict of interests may also arise when an employee, officer or director, or any member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guaranties of obligations of directors, employees and their family members are not permitted as they may create a conflict of interest.

        It is almost always a conflict of interests for a Company employee or director to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflict of interests is prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflict of interests may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's Chief Financial Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 12 of this Code.

3.     Insider Trading

        Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's Chief Financial Officer.

        The Company has adopted an extensive insider trading policy that must be followed.

4.     Corporate Opportunities

        Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the express, prior, written consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.     Competition and Fair Dealing

        We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

        To maintain the Company's valuable reputation, compliance with our quality processes and requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

        The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any law or regulation. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6.     Record-Keeping

        The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller. Rules and guidelines are available from the Accounting Department.

        All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off-the-books" funds or assets should not be maintained unless permitted by applicable law or regulation.

        Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people or companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

        Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or a governmental investigation, immediately halt any destruction of related documents and immediately consult the Company's Chief Financial Officer.

7.     Confidentiality

        Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when the Chief Financial Officer authorizes disclosure or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

8.     Protection and Proper Use of Company Assets

        All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

        The obligation of employees to protect the Company's assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

9.     Payments to Government Personnel

        The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

        In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Chief Financial Officer can provide guidance to you in this area.

10.   Waivers of the Code of Business Conduct and Ethics

        Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or an authorized Board committee and will be promptly disclosed as required by law or stock exchange regulation.

11.   Reporting any Illegal or Unethical Behavior

        Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt, about the best course of action in a particular situation. It has been the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. This policy is also enforced by the newly adopted Sarbanes-Oxley Act of 2002, which discusses protection of whistleblowers.

        It is the concern and the welfare of the Company to reach out to all of our employees who are confronted with troubling legal or ethical problems. National Hotlines Services, Inc. is an outside, independent company that will act on your behalf. This is a professional service hotline that provides a complete channel for reporting situations of suspected misconduct within the Company with complete confidentiality. You do not even have to identify yourself by name when you place the phone call. Advertising posters are displayed throughout the building for your reference and privacy. Additional information is noted in Section 12.

12.   Compliance Procedures

        We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense. If something seems unethical or improper, it probably is.

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  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you may discuss it locally with your manager or your human resources director.

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  National Hotline Services, Inc. is also available to employees who are confronted with troubling legal or ethical problems. NHS is an independent service that will act on your behalf to confidentially receive reports on a wide range of issues including suspected violations of laws, regulations, policies, procedures and standards of conduct. The Hotline Phone Number 1-800-826-6762, is your alternative channel available 24 hours a day, 7 days a week and you will have not only complete freedom from retaliation but also anonymity as you need not identify yourself by name when you phone. DPAC Technologies does not permit retaliation of any kind against employees for good faith reports of ethical violations. Advertising posters with the toll-free Hotline number are posted throughout the building.

        Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act

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CODE OF BUSINESS CONDUCT AND ETHICS DPAC Technologies Corp.